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                                                              Exhibit 2001.1



FOR IMMEDIATE RELEASE                             CONTACT:    ROBERT GROSSMAN
www.emonstransportation.com                                      717/771-1701
                                                             SCOTT F. ZIEGLER
                                                                 717/771-1718

                           EMONS TRANSPORTATION GROUP
                    TO BE ACQUIRED BY GENESEE & WYOMING INC.

York, Pennsylvania; December 3, 2001: Emons Transportation Group, Inc., (Nasdaq SmallCapSM Market: EMON) today announced that it has executed an agreement for Genesee & Wyoming Inc. ("GWI") to acquire Emons for $18.5 million and the assumption of approximately $10.9 million in debt, net of cash. Each Emons shareholder will receive $2.50 per share in cash. GWI will fund the acquisition under its revolving credit facility. The acquisition will be accomplished by a merger of a newly formed subsidiary of GWI with Emons.

         The Boards of Directors of both GWI and Emons approved the acquisition, and certain directors have signed a voting agreement with GWI in which they have agreed to vote their shares in favor of the proposed merger. The merger is subject to approval by Emons shareholders, regulatory and other consents, and other customary closing conditions. The acquisition is expected to be completed in the first quarter of 2002.

         GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates over more than 7,700 miles of owned and leased track, and operates an additional 2,700 miles of track under track access arrangements.

         Mortimer B. Fuller III, Chairman and CEO of Genesee & Wyoming commented, "Emons has been well managed and has demonstrated an ability to increase its revenue and establish new services. We hope to continue those successes and enhance Emons' profitability through its integration with Genesee & Wyoming. We also believe that the acquisition of Emons will lead to opportunities to enhance our operations in Quebec and Pennsylvania. For Emons' shareholders, the purchase provides a 63% premium to Emons' closing price as of November 30, 2001. For GWI's shareholders, we believe the acquisition of Emons provides a solidly profitable business with quality employees and good potential for improved earnings."



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         Robert  Grossman,  Chairman,  President and Chief Executive  Officer of
Emons commented, "I am pleased that a Company with Genesee & Wyoming's track record and reputation made this offer to purchase Emons." Mr. Grossman added, "Our management has worked hard over the years to increase revenues and improve Emons' profitability. I am proud of our accomplishments and look forward to Genesee & Wyoming building on them."

         Emons Transportation Group, Inc., a rail freight transportation distribution services company, serves the Mid-Atlantic and Northeast regions of the United States and Quebec, Canada, through its Pennsylvania and New England/Quebec operations. Emons currently operates four shortline railroads, operates rail/truck transfer facilities and a rail intermodal terminal, and provides its customers with warehousing and logistics services for the movement and storage of their freight.


         This release contains forward-looking statements regarding the proposed transaction and there are risks and uncertainties that could affect the ability to consummate the transaction. Please see the periodic reports filed by Genesee & Wyoming and Emons with the Securities and Exchange Commission, including their Forms 10-K and 10-Q, that contain additional disclosures about the companies.